Exhibit 10.1
RETIREMENT AGREEMENT

This Retirement Agreement (this “Agreement”), dated July 21, 2021, is entered into by and between L. B. FOSTER COMPANY, a Pennsylvania corporation (the “Company”), and Robert P. Bauer (“Mr. Bauer”).

RECITALS

WHEREAS, Mr. Bauer will voluntarily retire from employment with the Company on December 31, 2021 (the “Retirement Date”); and

WHEREAS, the Company believes that Mr. Bauer’s expertise and knowledge will enhance the Company’s business, and the Company wishes to retain Mr. Bauer as an employee to perform senior advisory services to the Company and as requested by the Chief Executive Officer and fulfill certain related duties and obligations under the terms and conditions of this Agreement, commencing on July 21, 2021 (the “Commencement Date”) through the Retirement Date; and

WHEREAS, the Company and Mr. Bauer have entered into the Non-Competition and Non-Solicitation Agreement dated as of February 1, 2012, a copy of which is attached hereto as Exhibit A and made a part hereof (the “Non-Competition and Non-Solicitation Agreement”) which the parties amend in part as stated herein.

NOW, THEREFORE, in consideration of: (a) the mutual covenants and agreements set forth in this Agreement; (b) the approval of Mr. Bauer’s “retirement” by the Compensation Committee of the Board of Directors (the “Committee”) of the Company, including (1) the accelerated vesting, to the extent unvested, of Mr. Bauer’s outstanding Restricted Stock Awards effective on the Retirement Date, (2) Pro-Rata Vesting (as defined below) of Mr. Bauer’s outstanding Performance Share Unit awards effective on the Retirement Date as provided in the applicable Performance Share Unit award agreement to be paid, if earned, subject to and based on the Company’s attainment of the applicable performance goals as determined after the end of the applicable performance period and his execution, and non-revocation of, a release of claims against the Company in the form provided to him by the Company (the “Release”), (3) payment, if earned, of the annual cash incentive bonus award for fiscal year 2021 (January 1, 2021 through December 31, 2021), subject to and based on the Company’s attainment of the applicable performance goals as determined after the end of the annual performance period as provided in the Executive Annual Incentive Compensation Plan and related documents if Mr. Bauer executes, and does not revoke, the Release , and (4) payment of Mr. Bauer’s accrued balance under the Company’s Supplemental Executive Retirement Plan pursuant to an “Early Retirement” as defined therein in accordance with the terms of such plan (for purposes of this Agreement, “Pro Rata Vesting” means the ratio of the number of complete months Mr. Bauer was employed during the applicable performance period through the Retirement Date to the total number of months in the applicable performance period); and (c) other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Retirement. Mr. Bauer and the Company acknowledge and agree that in consideration for the agreements and covenants set forth herein, the Committee shall approve the “retirement” of Mr. Bauer which shall provide for the following benefits which would not otherwise be provided or payable to Mr. Bauer without such action and without the execution of this Agreement and the documents contemplated hereunder: (a) the accelerated vesting, to the extent unvested, of Mr. Bauer’s outstanding Restricted Stock Awards effective on the Retirement Date, (b) Pro-Rata Vesting of Mr. Bauer’s outstanding Performance Share Unit awards effective on the Retirement Date as provided in the applicable Performance Share Unit award agreement to be paid, if earned, subject to and based on the Company’s attainment of the applicable performance goals as determined after the end of the applicable performance period and his execution, and non-revocation of, the Release, (c) payment, if earned, of the annual cash incentive bonus award for fiscal year 2021 (January 1, 2021 through December 31, 2021), subject to and based on the Company’s attainment of the applicable performance goals as determined after the end of performance period as provided in the Executive Annual Incentive Compensation Plan and related documents if Mr. Bauer executes, and does not revoke, the Release, and (d) payment of Mr. Bauer’s accrued balance under the Company’s Supplemental Executive Retirement Plan pursuant to an “Early Retirement” as defined therein in accordance with the terms of such plan.

2. Employment Period. From the date of this Agreement through and until the Retirement Date (the “Employment Period”), Mr. Bauer shall continue as an employee of the Company as Senior Advisor to the Chief Executive Officer performing such advisory and special project duties as may be requested from time to time by the Chief Executive Officer, and subject to the Company’s policies and requirements applicable to its employees. An early termination of the Employment Period shall occur at any time within the Employment Period when (a) Mr. Bauer voluntarily terminates his employment with the Company upon written notice to the Company; (b) Mr. Bauer dies or becomes permanently disabled (as determined in the sole discretion of the Committee); or (c) Mr. Bauer’s employment is terminated by the Company for “cause,” as defined in the 2006 Omnibus Incentive Plan, as amended and restated (the “Plan”), (each an “Early Termination”). An Early Termination shall result in a termination of this Agreement and upon such termination, any and all rights and obligations of the parties under this Agreement shall terminate, including but not limited to, any and all duties and compensation applicable to the senior advisory services which otherwise would have applied following the Commencement Date but subject to the continuing survival of certain terms as set forth in Section 10 below, including, without limitation, Mr. Bauer’s non-compete, non-solicit and other obligations set forth in this Agreement and the Non-Competition and Non-Solicitation Agreement as amended herein. Mr. Bauer hereby irrevocably designates December 31, 2021, as his retirement date from employment with the Company, subject to any applicable Early Termination. Concurrently with such retirement, Mr. Bauer shall execute and deliver to the Company the Release.

3. Senior Advisory Services.

(a) Capacity. Effective on the Commencement Date, in order to provide continuity and ensure a smooth transition of duties from Mr. Bauer to Mr. John F. Kasel, the new Chief Executive Officer of the Company, the Company retains Mr. Bauer as a non- executive employee of the Company in the capacity of Senior Advisor to the Chief Executive Officer to be available on reasonable notice in connection with business issues arising in the areas of Mr. Bauer’s expertise as requested by and at the discretion of the Company’s Chief Executive Officer (the “Duties”). Mr. Bauer hereby accepts such non-executive position upon the terms and the conditions set forth herein, and shall perform such Duties.

(b) Term and Operation. Mr. Bauer’s transition to Senior Advisor to the Chief Executive Officer will commence on the Commencement Date and shall continue until, and shall end on, the Retirement Date. Notwithstanding the foregoing, in addition to termination of this Agreement by an Early Termination defined in Section 2 above, the Company may terminate this Agreement upon a material breach of this Agreement by Mr. Bauer which is not cured within sixty (60) days following written notice of such breach from the Company.

(c) Compensation. In consideration of Mr. Bauer’s performance of the senior advisory services during the Employment Period, the Company will pay Mr. Bauer the amount of Forty-Three Thousand Eight Hundred Seventy-One Dollars and Seventy-Five Cents ($43,871.75) per month during the Employment Period, payable in equal installments of ($21,935.88) twice per month in accordance with the Company’s normal payroll practices and less withholdings required by law or authorized by Mr. Bauer.

(d) Reimbursement of Expenses. The Company shall reimburse Mr. Bauer for all reasonable expenses incurred by Mr. Bauer in the performance of Mr. Bauer’s duties under this Agreement during the Employment Period and in compliance with and subject to the expense reimbursement policies and procedures of the Company applicable to employees. Included in such reimbursement shall be Mr. Bauer’s travel and other expenses in connection with the Duties. Mr. Bauer shall not be obligated to make any advance to or for the account of the Company, nor shall Mr. Bauer be obligated to incur any expense for the account of the Company without assurance that the necessary funds for the discharge of such expense will be provided. Notwithstanding the foregoing, all domestic expenses over $5,000.00 to be incurred by Mr. Bauer during the Employment Period in connection with this Agreement shall require the prior approval of the Company’s Senior Vice President – Human Resources & Administration, and all expenses and arrangements for international travel and activities will be approved in advance by the Company’s Senior Vice President – Human Resources & Administration.

(e) Section 409A Delay. Notwithstanding any provisions of this Agreement to the contrary, if Mr. Bauer is a “specified employee” within the meaning of Section 409A, as determined in accordance with procedures adopted by the Company at the time of Mr. Bauer’s Separation from Service (as defined below), and if any portion of the payments or benefits to be received by Mr. Bauer under this Agreement upon Mr. Bauer’s Separation from Service would be considered deferred compensation under Section 409A, then the following provisions shall apply to each such portion.

(i) Each portion of such payments and benefits that would otherwise be payable pursuant to this Agreement during the six-month period immediately following Mr. Bauer’s Separation from Service (the “Delayed Period”) shall instead be paid or made available on the earlier of (i)

the seventh month following the month containing the date Mr. Bauer incurs a Separation from Service or (ii) Mr. Bauer’s death (the applicable date, the “Permissible Payment Date”).

(ii) “Separation From Service” shall be deemed to have occurred on the date on which the level of bona fide services reasonably anticipated to be performed by Mr. Bauer is less than fifty percent of the average level of bona fide services performed by Mr. Bauer during the immediately preceding thirty-six-month period. In this regard, it is the understanding of the parties that Mr. Bauer’s services will be permanently reduced to no more than 20% of the average level of services Mr. Bauer worked for the Company during the immediately preceding 36-month period prior to the Commencement Date such that Mr. Bauer’s transition to Senior Advisor to the Chief Executive Officer immediately after the Commencement Date shall be classified as a “separation from service” for purposes of Section 409A.

(f) Compliance with Code 409A.

(i) It is intended that any amounts payable under this Agreement hereunder will comply with the provisions of Section 409A so as not to subject Mr. Bauer to the payment of the additional tax, interest and any tax penalty which may be imposed under Section 409A. In furtherance of this intent, to the extent that any provision hereof would result in Mr. Bauer being subject to payment of the additional tax, interest and tax penalty under Section 409A, the parties agree to amend this Agreement in order to bring this Agreement into compliance with Section 409A; and thereafter interpret its provisions in a manner that complies with Section 409A. Notwithstanding the foregoing, no particular tax result for Mr. Bauer with respect to any income recognized by Mr. Bauer in connection with the Agreement is guaranteed, and Mr. Bauer will be responsible for any taxes, penalties and interest imposed on Mr. Bauer under or as a result of Section 409A in connection with this Agreement.

(ii) With respect to any amount of expenses eligible for reimbursement under Section 3(d), such expenses shall be reimbursed by the Company within 45 calendar days (or, if applicable, on the Permissible Payment Date) following the date on which the Company receives the applicable invoice from Mr. Bauer (and approves such invoice) but in no event later than December 31 of the year following the year in which Mr. Bauer incurs the related expenses.

(iii) In no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall Mr. Bauer’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

4. Amendment of Non-Competition and Non-Solicitation Agreement. The Non-Competition and Non-Solicitation Agreement between Mr. Bauer and the Company shall remain in full force and effect and is hereby incorporated into this Retirement Agreement as hereinafter amended. Section 5(a)(ii) of the Non-Competition and Non-Solicitation Agreement is hereby amended to state that, “The term Non-Compete Period as used herein shall refer to the one (1) year period commencing on the Employee’s termination of employment with the Company, provided that, in the event the party subject to the restriction violates any provision of this Paragraph 5, the Non-Compete Period shall be extended by the number of days during the period from the commencement of the violation through the time when such party ceases violating this Paragraph 5.” Any breach by Mr. Bauer of the Non-Competition and Non-Solicitation Agreement as amended hereby shall be considered a material breach of this Agreement which shall not be considered curable but shall result in immediate termination of this Agreement and the Employment Period, notwithstanding Section 3(b) above, and any Restricted Stock that vested on the Retirement Date shall be immediately cancelled and Mr. Bauer shall not be entitled to any of the benefits set forth in Section 1 above.

5. Confidentiality.

(a) Mr. Bauer will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available or, except in the course of Mr. Bauer’s performance of services for the Company, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, without limitation as to when or how Mr. Bauer may have acquired such information. As used in this Agreement, “Confidential Information” shall mean and include, without limitation, technical or business information not readily available to the public or generally known in the trade, including but not limited to, the Company’s selling, manufacturing, marketing, pricing, distribution, and business plans, methods, strategies and techniques; training, service, and business policies and procedures; inventions; ideas; improvements; discoveries; devices; developments; formulations; specifications; designs; standards; financial data; customer, prospective customer, supplier, vendor, and product information; equipment; mechanisms; processing and packaging techniques; trade secrets and other confidential information, knowledge, data and know-how of the Company and its Affiliates (as defined below), whether or not they originated with Mr. Bauer or information which the Company or its Affiliates received from third parties under an obligation of confidentiality. Mr. Bauer specifically acknowledges that all such confidential information, whether reduced to writing, maintained in any form of electronic media, or maintained in the mind or memory of Mr. Bauer and whether compiled by the Company, and/or Mr. Bauer, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention, disclosure or use of such information by Mr. Bauer (except in the course of performing services for the Company) or after the termination of this Agreement shall constitute a misappropriation of the Company’s trade secrets. As used in this Agreement, the term “Affiliates” shall mean any company or other entity that controls, is controlled by, or is under common control with L. B. Foster Company, including but not limited to, any direct or indirect subsidiary or division of L. B. Foster Company.

(b) Notwithstanding the foregoing, nothing in this Agreement is intended to restrict, prohibit, impede or interfere with Mr. Bauer providing information to, or from reporting possible violations of law or regulation to, any governmental agency or entity, from participating in investigations, testifying in proceedings regarding the Company’s past or future conduct, or from making other disclosures that are protected under state or federal law or regulation, engaging in any future activities protected under statutes administered by any government agency (including but not limited, to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General), or from receiving and retaining a monetary award from a government-administered whistleblower award program for providing information directly to a government-administered whistleblower award program.  Mr. Bauer does not need the prior authorization of the Company to make such reports or disclosures.  Mr. Bauer is not required to notify the Company that he has made any such reports or disclosures. The Company nonetheless asserts, and does not waive, its attorney-client privilege over any information appropriately protected by the privilege.

(c) Pursuant to the Defend Trade Secrets Act of 2016, the parties hereto acknowledge and agree that Mr. Bauer shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition and without limiting the preceding sentence, if Mr. Bauer files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Mr. Bauer may disclose the trade secret to his attorney and may use the trade secret information in the court proceeding, if Mr. Bauer (a) files any document containing the trade secret under seal and (b) does not disclose the trade secret, except pursuant to court order.

(d) Mr. Bauer agrees that upon the expiration of this Agreement or termination of Mr. Bauer’s performance of services, for any reason, Mr. Bauer shall return to the Company, in good condition, or with respect to written or electronic documentation, destroy, with such destruction certified in writing, all property of the Company, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 5(a) of this Agreement. In the event that such items are not so returned, the Company will have the right to charge Mr. Bauer for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

(e) All elements of this Section 5 shall apply to and be in full force and effect during the Employment Period and the Non-Compete Period, as set forth in the Non-Competition and Non-Solicitation Agreement as hereby amended.

6. Discoveries and Inventions; Work Made for Hire.

(a) Mr. Bauer agrees that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that: (i) relates to the business of the Company, or (ii) relates to the Company’s actual or demonstrably anticipated research or development, or (iii) results from any services performed by Mr. Bauer for the Company, Mr. Bauer will assign to the Company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design. Mr. Bauer has no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that Mr. Bauer conceives and/or develops entirely on Mr. Bauer’s own time without using the Company’s equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design either: (i) relates to the business of the Company, or (ii) relates to the Company’s actual or demonstrably anticipated research or development, or (iii) results from any work performed by Mr. Bauer for the Company. Mr. Bauer agrees that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Company or relates to the Company’s actual or demonstrably anticipated research or development which is conceived or suggested by Mr. Bauer, either solely or jointly with others, or any successor agreements shall be presumed to have been so made, conceived or suggested in the course of Mr. Bauer’s performance of services hereunder with the use of the Company’s equipment, supplies, facilities, and/or trade secrets.

(b) In order to determine the rights of Mr. Bauer and the Company in any idea, discovery, invention, improvement, software, writing or other material, and to ensure the protection of the same, Mr. Bauer agrees that during the term of this Agreement (including the Employment Period), and for three (3) years thereafter, Mr. Bauer will disclose immediately and fully to the Company any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by Mr. Bauer solely or jointly with others, which idea, discovery, invention, improvement, software, writing or other material or design (i) relates to the business of the Company, or (ii) relates to the Company’s actual or demonstrably anticipated research or development, or (iii) results from any services performed by Mr. Bauer for the Company. The Company agrees to keep any such disclosures confidential. Mr. Bauer also agrees to record descriptions of all work in the manner directed by the Company and agrees that all such records and copies, samples and experimental materials will be the exclusive property of the Company. Mr. Bauer agrees that at the request of and without charge to the Company, but at the Company’s expense, Mr. Bauer will execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company and will assign to the Company any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that Mr. Bauer will do whatever may be necessary or desirable to enable the Company to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon. In the event the Company is unable, after reasonable effort, and in any event after ten business days, to secure Mr. Bauer’s signature on a written assignment to the Company of any application for letters patent or to any common-law or statutory copyright or other property right therein, whether because of Mr. Bauer’s physical or mental incapacity or for any other reason whatsoever, Mr. Bauer irrevocably designates and appoints the Senior Vice President and General Counsel of the Company or his or her designee as Mr. Bauer’s attorney-in-fact to act on Mr. Bauer’s behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.

(c) Mr. Bauer acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefore, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by Mr. Bauer during the term of this Agreement (including the Employment Period) shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company, provided that such items (i) relate to the business of the Company, or (ii) relate to the Company’s actual or demonstrably anticipated research or development, or (iii) result from any services performed by Mr. Bauer for the Company.

(d) All elements of this Section 6 shall apply to and be in full force and effect during the Employment Period and the Non-Compete Period, as set forth in the Non-Competition and Non-Solicitation Agreement as amended hereby.

7. Communication of Contents of Agreement. During the term of this Agreement (including the Employment Period) and for three (3) years thereafter, Mr. Bauer will disclose the existence of the restrictions and obligations set forth in Sections 5 and 6 of this Agreement and of the entire Non-Competition and Non-Solicitation Agreement, as amended hereby, to any person, firm, association, partnership, corporation or other entity that Mr. Bauer intends to be employed by, associated with, or represent. During the term of this Agreement (including the Employment Period) and for three (3) years thereafter, Mr. Bauer will provide notice to the Company of any person, firm, association, partnership, corporation or other entity that Mr. Bauer becomes employed by, associated with, or represents.

8. Non-Disparagement. Mr. Bauer agrees that he shall not make any disparaging statement about the Company or any current or former officer, director, or employee of the Company to any past, present or future customers, employees, clients, contractors, or vendors of the Company or to any news or communications media or to any other person, orally or in writing or by any other medium of communication (including but not limited to Internet communications such as e-mails, message boards, “chat rooms,” web postings, and other social media platforms). As used herein, the term “disparaging statement” means any communication, oral or written, which is critical of or derogatory towards or which would cause or tend to cause humiliation or embarrassment to or cause a recipient of such communication to question the business condition, integrity, product, service, quality, confidence or good character of the Company or any current or former officer, director or employee of the Company.

9. Relief. Mr. Bauer acknowledges and agrees that the remedy at law available to the Company for breach of any of Mr. Bauer’s obligations under this Agreement would be inadequate. Mr. Bauer therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in this Agreement, without the necessity of proof of actual damage.

10. Survival. Subject to any limits on applicability contained therein, Sections 4 through 16 hereof shall survive and continue in full force in accordance with its terms notwithstanding any termination of this Agreement.

11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein.

12. Complete Agreement. This Agreement, along with the Non-Competition and Non-Solicitation Agreement which is incorporated herein by reference, as amended hereby, embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

13. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

14. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Mr. Bauer, the Company and their respective successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Mr. Bauer hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

15. Consent to Jurisdiction/Venue/Service of Process; Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its choice of law provisions. Mr. Bauer hereby irrevocably waives any objection which he now or hereafter may have to the laying of venue of any action or proceeding arising out of or relating to this Agreement brought in the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania and any objection on the ground that any such action or proceeding in either of such Courts has been brought in an inconvenient forum. In this regard, Mr. Bauer hereby irrevocably submits to the personal jurisdiction of the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania in any action or proceeding arising out of or relating to this Agreement. Mr. Bauer further hereby irrevocably consents to the service of any summons and complaint and any other process which may be served in any action or proceeding arising out of or related to this Agreement brought in the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County by the mailing by certified or registered mail of copies of such process to Mr. Bauer at his last known address on file at the Company. Mr. Bauer and the Company acknowledge that the forums designated herein present the most convenient forums for both parties, and Mr. Bauer waives any objections to inconvenience of forum, venue, and personal jurisdiction of the Court.

16. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Mr. Bauer, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

L.B. FOSTER COMPANY

By:	/s/ Brian H. Kelly

Name:	Brian H. Kelly
Title:	Senior Vice President -
Human Resources and Administration

/s/ Robert P. Bauer
ROBERT P. BAUER

EXHIBIT A
CONFIDENTIALITY, INTELLECTUAL PROPERTY AND
NON-COMPETE AGREEMENT

This Confidentiality, Intellectual Property and Non-Compete Agreement (the "Agreement"), dated as of February 1, 2012 is between Robert Bauer (the “Employee”) and L. B. FOSTER COMPANY, its subsidiaries and their respective successors (the "Company”).
WITNESSETH:
WHEREAS, the Company is a leading manufacturer, fabricator, and distributor of products and services for the rail, construction, energy and utility markets throughout the Americas and internationally;
WHEREAS, it is the intention of the Company and Employee that the terms and conditions of the employment relationship be set forth in writing;
WHEREAS, Employee agrees to execute this Agreement in consideration, among other things, of the offer of new employment (and its inherent benefits), entering into that certain employment agreement dated as of the date hereof (the "Employment Agreement") and the ability to participate in one or more of the Company's incentive plans, which Employee would not be entitled to absent entering into this Agreement;
WHEREAS, Employee has been offered a position within the Company wherein Employee has and/or will acquire substantial knowledge about the Company, its subsidiaries, customers, vendors, manufacturing processes and other confidential matters, all of which the Company deems proprietary; and
WHEREAS, Employee is likely to be or has been provided with opportunities to develop proprietary and intellectual property with the understanding that such property shall at all times belong to the Company.
NOW, THEREFORE, in exchange for the consideration set forth herein or offered hereby, and intending to be legally bound hereby, the parties agree as follows:
1.Consideration
Pursuant to the Employment Agreement, Employee's employment and eligibility to participate in the Company's various incentive plans, as outlined in the Employment Agreement, shall begin on February 1, 2012 (the "Effective Date"). This Agreement and the post-employment obligations under this Agreement shall survive the termination of the Employment Agreement and Employee's termination of employment.
2.Confidentiality of Proprietary Information

(a)Definition. For purposes of this Agreement, "Proprietary Information" shall mean any information relating to the Company's business that has not previously been publicly released by duly authorized representatives of the Company, and shall include (but shall not be limited to) trade secrets, information encompassed in all drawings, designs, plans, proposals, marketing and sales plans, financial information, costs, pricing information, profit margins, proposal/estimating/sales information, customer/prospective customer information, vendor information, employee information, and all methods, concepts, know-how, or ideas in or reasonably related to the Company's business, as now or hereafter constituted.
(b)Non-Disclosure. Employee agrees to regard and preserve as confidential all Proprietary Information whether Employee has such information in Employee's memory or in writing or other physical form. Employee will not, without written authority from the Company to do so, use for Employee's benefit or purposes, nor disclose to others, either during the term of this engagement hereunder or thereafter, any Proprietary Information.
(c)Importance of Non-Disclosure. Employee acknowledges that the Proprietary Information is the property of the Company and that the use, misappropriation or disclosure of the information would constitute a breach of trust and could cause irreparable injury to the Company. Employee recognizes that it is essential to the protection of the goodwill of the Company and to the maintenance of its competitive position that the information be kept secret and that Employee not disclose it to others or use it to Employee's own advantage or to the advantage of others.
3.Return of Company Property
Employee agrees that all Proprietary Information records, drawings, data, samples, models, correspondence, manuals, notes, reports, notebooks, proposals and any other documents, electronic information, or business information used by the Company or any other tangible materials regarding the Company received by or developed by Employee during Employee's employment with the Company (the "Company Materials") are and shall be the exclusive property of the Company. Upon the termination of Employee's employment with the Company, for any reason, or upon demand by the Company, all Company Materials shall be returned to the Company. No copies will be made by Employee, or retained by Employee, of any information obtained, whether or not developed by Employee. Employee shall not alter or destroy any electronically stored information, but take steps to maintain its integrity for return to the Company as soon as practicable.

4.Ownership of Intellectual Property
(a)Definition. For purposes of this Agreement, “Invention" shall mean any and all intellectual property, discoveries, technological innovations, improvements, machines, apparatuses, compositions of matter, methods, know-how, processes, designs, configurations, uses, ideas, concepts or writings of any kind, discovered, conceived, developed, made, or produced, or any improvements to them, and shall not be limited to the definition of an invention contained in the United States Patent Laws.
(b)Company's Exclusive Ownership. Employee understands and agrees that all Inventions or trademarks, copyrights or patents relating thereto, which reasonably relate to the Company's business as now or hereafter constituted and/or which are conceived or made by Employee while employed by the Company, either alone or with others, are the sole and exclusive property of the Company, whether or not they are conceived or made during regular working hours. To the extent to which work performed under this Agreement is eligible to be deemed "work for hire" for purposes of the United States copyright laws, the parties intend and agree for it to be work for hire.
(c)Disclosure of Inventions and Works. Employee agrees that Employee will disclose promptly and in writing to the Company all Inventions and works, whether Employee considers them to be patentable or not, which Employee, either alone or with others, conceives or makes (whether or not during regular working hours) that relate to the business or activities of the Company. Employee hereby assigns and agrees to assign all Employee's right, title and interest in and to those Inventions which reasonably relate to the Company's business and agrees not to disclose any of these to others without written consent of the Company.
(d)Execution of Any Related Documents. Employee agrees that Employee will at any time during Employee's engagement hereunder, or after this Agreement terminates, on the request of the Company: (i) execute specific assignments in favor of the Company, or its nominee, of any of the Inventions covered by this Agreement; (ii) execute all papers and perform all lawful acts the Company considers necessary or advisable for the preparation, application, procurement, maintenance, enforcement and defense of patent applications and patents of the United States and foreign countries for these Inventions, for the perfection or enforcement of any trademarks or copyrights relating to such Inventions, and for the transfer of any interest Employee may have; and (iii) execute any and all papers and lawful documents required or necessary to vest sole right, title and interest in the Company, or its nominee, of the above Inventions, patent applications, patents, or any trademarks or copyrights relating thereto. Employee will execute all documents (including those referred to above) and do all other acts necessary to assist in the preservation of all the Company's interest arising under this Agreement.
5.Non-Competition
(a)Definitions
(i)The term “Competing Business” as used herein shall refer to any business (whether conducted through an individual or an entity) which sells, fabricates or manufactures products substantially similar to or competitive with products sold, fabricated or manufactured by the Company at any time during the Non-Compete Period or three (3) years prior to the commencement of the Non-Compete Period.
(ii)The term “Non-Compete Period” as used herein shall refer to the three (3) year period commencing on the Employee’s termination of employment with the Company, provided that, in the event the party subject to the restriction violates any aspect of this Paragraph 5, the Non-compete Period shall be extended by the number of days during the period from the commencement of the violation through the time when such party ceases violating this Paragraph 5.
(b)Restrictions on Competition. Employee agrees that during Employee's employment and for the Non-Compete Period, Employee will not, directly or indirectly, own, manage, operate, join, control, finance, assist or participate in the ownership, management, operation or control of, or be employed by, or otherwise engage in or become interested in or be connected in any manner with any Competing Business whether as a director, officer, employee, agent, consultant, independent contractor, broker, manager, shareholder, partner, lender, guarantor or in any other capacity (except that, notwithstanding anything to the contrary above, Employee may own 5% or less of the outstanding common stock of any publicly traded corporation).
(c)Necessity. All parties hereby acknowledge that there are legitimate business interests at stake (such as protection of the Company’s goodwill, customers, employees and trade secrets and other confidential information), that breach of this Paragraph 5 would harm the Company and that the restrictions and restraints contained in this covenant are reasonable. This covenant is ancillary to this Agreement.
6.Non-Solicitation of Customer Relationships
Employee agrees that during Employee's employment and for the two (2) year period immediately following employment with the Company (regardless of the reason for termination), Employee will not, directly or indirectly, solicit the trade of, trade with, contact for business purposes or accept business from any Customer or Prospective Customer of the Company other than for the benefit of the Company. For the purpose of this Agreement, the term "Customer" shall mean any person or entity that has specified/agreed to specify or procured/agreed to procure the Company's products or services at any time during Employee's final three (3) years of employment with the Company and the term "Prospective Customer" shall mean any person or entity that has not yet become a Customer of the Company but that has been contacted for the sake of doing business or solicited by the Company during Employee's final two (2) years of employment with the Company.
The prohibition on solicitation of Customers and Prospective Customers of the Company, as described in this Paragraph 6, shall be limited to such acts which would constitute Employee's engaging in a Competing Business, as described in Paragraph 5; however, it shall not prohibit Employee, after termination of employment, from soliciting the trade of such Customers and Prospective Customers while engaged in, or for the promotion and purposes of, a business that is not a Competing Business.
7.Non-Solicitation of Employees
Employee agrees that, during Employee's employment with the Company and for two (2) years following termination of Employee's employment with the Company (regardless of the reason), Employee shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce any Employee of the Company to leave the Company for any reason whatsoever or hire or assist in the hiring of any Employee of the Company. For purposes of this Agreement, an Employee of the Company shall mean any person employed by the Company within six (6) months of the date of any actions of Employee that violate this Paragraph.
8.Notification of Subsequent Employment
Employee shall upon termination of Employee's employment with the Company, immediately notify the Company of the name, address and nature of the business of Employee's new Employer, or, if self employed, the name, address and nature of Employee's new business or advise the Company of continued unemployment.

Employee shall provide such notification immediately upon securing new employment, or commencing a business, and continue to provide such notification if such employment status should change. Employee's obligation to provide such notice shall continue for one (1) year after the date of the Employee's termination of employment with the Company. Employee hereby agrees to disclose and authorizes the Company to disclose this Agreement to Employee's new employer or prospective employer.
9.Employee's Abilities
Employee represents that Employee's experience and capabilities are such that the provisions of this Agreement will not prevent Employee from earning a livelihood, subsequent to termination of employment with the Company, and acknowledges that the Company would experience serious and irreparable injury and cost if Employee were to breach the obligations contained in this Agreement.
10.Injunctive Relief
The parties agree that the violation of this Agreement cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by Employee of any of the provisions contained in this Agreement will cause the Company great and irreparable injury and damage. Employee hereby expressly agrees that the Company shall, in addition to all legal remedies, be entitled to the remedies of injunction (including temporary, preliminary and permanent), specific performance and other equitable relief to prevent or terminate a breach of this Agreement by Employee without the need for the Company to post bond in excess of one thousand dollars ($1,000).
11.Tolling Period
The non-competition and non-solicitation obligations contained above in Paragraphs 5, 6 and 7 hereof shall be extended by the length of time during which Employee shall have been in breach of any of the provisions.
12.Governing Law
This Agreement has been executed in Pennsylvania and shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the principles of conflicts of law.
13.Consent to Jurisdiction and Venue
Employee hereby irrevocably submits to the personal and exclusive jurisdiction of the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania in any action or proceeding arising out of, or relating to, this Agreement (whether such action arises under contract, tort, equity or otherwise). Employee hereby irrevocably waives any objection which Employee now or hereafter may have to the laying of venue or personal jurisdiction of any such action or proceeding brought in said courts.
Jurisdiction and venue of all such causes of action shall be exclusively vested in the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania.
14.Waiver of Attempt to Challenge Venue
Employee irrevocably waives Employee's right to object to or challenge the above selected forum on the basis of inconvenience or unfairness under 28 U.S.C. § 1404, 42 Pa. C.S. § 5322 or similar state or federal statutes. Employee agrees to reimburse the Company for all of the attorneys' fees and costs it incurs to oppose Employee's efforts to challenge or object to litigation proceeding in the courts identified in the above Paragraph with respect to actions arising out of or relating to this Agreement (whether such actions arise under contract, tort, equity or otherwise).
15.Authorization to Modify Restrictions
The parties agree that the provisions of this Agreement shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision(s) hereof shall not render unenforceable, or impair, the remainder thereof. If any provision(s) hereof shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision(s) and to alter such terms in order to render it valid and enforceable.
16.Entire Agreement
This Agreement has been freely and fairly negotiated by the parties and each party has had the opportunity to have the same reviewed by legal counsel of Employee's choice and to modify the draftsmanship and, therefore, the terms of this Agreement shall be construed and interpreted without any presumption, or other rule, requiring construction or interpretation against the interest of the party causing this Agreement to be drafted. This Agreement, together with the Employment Agreement, embodies the entire understanding between the parties with respect to the subject matter hereof. To the extent there are enforceable agreements that contain provisions not in direct conflict with provisions in this Agreement, the terms of this Agreement shall not supersede, but shall be in addition to any other such agreement. This Agreement shall not be amended or modified in any manner whatsoever, except by a writing signed by all of the parties hereto.

17.Agreement Binding
The obligations of Employee under this Agreement shall continue after the termination of Employee's employment with the Company for any reason, with or without cause, and shall be binding on Employee's heirs, executors, legal representatives and assigns, shall inure to the benefit of any successors and assigns of the Company, and shall be assignable only by the Company.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ AND UNDERSTANDS THE FOREGOING PROVISIONS AND THAT SUCH PROVISIONS ARE REASONABLE AND ENFORCEABLE. EMPLOYEE ALSO ACKNOWLEDGES THAT THIS IS AN IMPORTANT AND BINDING LEGAL CONTRACT WHICH SHOULD BE REVIEWED BY EMPLOYEE'S ATTORNEY BEFORE EMPLOYEE SIGNS THE SAME.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

         /s/ Robert P. Bauer
    Employee Signature

Accepted:

L. B. FOSTER COMPANY

By: /s/ Joseph S. Cancilla
Joseph S. Cancilla
VP, General Counsel & Secretary
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